Exhibit 4.67

SHARE PURCHASE AGREEMENT

between

ThaiLin Semiconductor Corp.,

and

ChipMOS TECHNOLOGIES (Bermuda) LTD.

Dated as of November 21, 2013

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of November 21, 2013, by and between ThaiLin Semiconductor Corp., a company organized under the laws of Taiwan, Republic of China, with its principle address of business at 4, Ren Der Rd, Hsinchu Industrial Park, Hsinchu County, Taiwan, R.O.C. (the “Seller”) and ChipMOS TECHNOLOGIES (Bermuda) LTD., a Bermuda company, with its principle address of business at No. 1 R&D Rd. 1, Hsinchu Science Park, Hsinchu, Taiwan, R. O. C. (the “Buyer”) (the Seller and the Buyer hereinafter collectively referred to as the “Parties”, or individually referred to as the “Party”).

WHEREAS, the Seller is the beneficial owner of Shares of the Buyer; and

WHEREAS, the Seller desires to sell the Shares to the Buyer, and the Buyer desires to repurchase the Shares from the Seller.

NOW, THEREFORE, the Parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” shall mean, with respect to any person, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority to which such person or any of its subsidiaries is bound or to which any of their respective properties is subject.

“Buyer” shall mean ChipMOS TECHNOLOGIES (Bermuda) LTD., a Bermuda holding company, as set forth in the Preamble.

“Closings” shall have the meaning set forth in Section 2.2.

“Common Stock” shall mean the common shares, par value US$0.04 per share, of the Buyer.

“First Closing” shall have the meaning set forth in Section 2.2.

“First Closing Date” shall have the meaning set forth in Section 2.2.

“Governmental Authority” shall mean any ROC, United States, Bermuda and other related foreign, federal, state or local court or governmental or regulatory authority.

“Lien” shall mean any mortgage, claim, pledge, security interest, lien, charge, encumbrances, options, proxies, purchase rights, voting trusts or agreements and other restrictions and limitations of any kind.

“Notices” shall have the meaning set forth in Section 7.4.

“person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Released Parties” shall have the meaning set forth in Section 7.3.

“Second Closing” shall have the meaning set forth in Section 2.2.

“Second Closing Date” shall have the meaning set forth in Section 2.2.

“Shares” shall have the meaning set forth in Section 2.1 hereof.

“Share Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Taxes” shall mean all foreign, federal, state and local taxes, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen’s compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing.

“Transaction” shall mean sale and repurchase of the Shares as contemplated under this Agreement.

ARTICLE II

TRANSACTION

Section 2.1. The Transaction. On the date hereof, and upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to repurchase from the Seller, and the Seller agrees to sell to the Buyer, a total of 4,093,705 shares of Common Stock (the “Shares”) at two Closings as set forth in Section 2.2. The purchase price of the Shares at each of the Closings shall be determined by the arithmetic mean of the closing prices of the Common Stock at NASDAQ on twenty (20) consequent trading days prior to the preceding fifth day of each of the First Closing Date and the Second Closing Date times zero point ninety-three (0.93) for seven percent (7%) discount (collectively the “Share Purchase Price”), provided, however, that any of the Closings shall not take place if the Share Purchase Price is higher than nineteen point ninety-two U.S. Dollars (US$19.92) per Share or lower than thirteen U.S. Dollars (US$13.00) per Share, unless otherwise agreed upon by the Parties.

Section 2.2. Closings.

(a) The sale and repurchase of the Shares shall be consummated at two closings (the “Closings”) at the offices of the Buyer at No. 1 R&D Rd. 1, Hsinchu Science Park, Hsinchu, Taiwan, R. O. C: the first closing of the repurchase and sale of 2,000,000 Shares (the “First Closing”) shall take place within five (5) business days after the execution of the Agreement, to be specific, on or before November 26, 2013 (the “First Closing Date”); the second closing of the purchase and sale of 2,093,705 Shares (the “Second Closing”) shall take place on or before January 31, 2014 (the “Second Closing Date”).

(b) At each of the Closings, (i) the Buyer shall deposit into one or more bank accounts designated by the Seller, by wire transfer of immediately available funds, an amount equal to the Share Purchase Price being repurchased by the Buyer from the Seller for the part of each of the Closings pursuant to Sections 2.1 and 2.2 and (ii) the Seller shall deliver to the Buyer, a stock certificate or stock certificates representing the Shares being repurchased from the Seller by the Buyer for the part of each of the Closings pursuant to Sections 2.1 and 2.2, free and clear of any Liens.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer at each of the Closings as follows:

Section 3.1. Organization and Standing; Authorization; Enforceability.

(a) The Seller is duly organized, validly existing and in good standing as a domestic corporation under the laws of Taiwan, Republic of China and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) The Seller has the corporate power to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and to consummate the Transaction contemplated hereby. No other corporate proceedings on the part of such Seller are necessary therefor.

(c) The Seller has duly executed and delivered this Agreement. This Agreement constitutes, assuming due execution by the other Parties hereto, the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.2. No Violation; Consents.

(a) The execution, delivery and performance by the Seller of this Agreement and the consummation of the Transaction contemplated hereby does not and will not contravene or violate any Applicable Law and will not (x) conflict with any of the terms, conditions or provisions of the organizational documents of the Seller, (y) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement or other agreement or instrument to which such Seller is a party or by which either it or its properties or assets is subject or (z) result in the creation or imposition of any Lien upon any of the properties or assets of such Seller.

(b) No consent, waiver, authorization, approval or order of, or filing or registration with, any Governmental Authority, Buyer or other person is required to be obtained or made by the Seller for the execution, delivery and performance of this Agreement, or the consummation of any of the Transaction contemplated hereby.

Section 3.3. Title; Ownership of Shares. All of the Shares being sold by Seller are duly authorized and validly issued, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof and free and clear of any taxes and Liens. The Seller is the sole record and beneficial owner of such Shares and has good and valid title to such Shares. Upon delivery by Seller of the certificates representing the Shares being sold by Seller and payment therefor by the Buyer as provided in Section 2.2 hereof, the Buyer will acquire valid and marketable title to such Shares free and clear of any Liens, except for restrictions on transfer imposed by the Securities Act and state securities laws. The Seller has not granted any options, warrants or rights of first refusal with respect to the Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller at each of the Closings as follows:

Section 4.1. Organization and Standing; Authorization; Enforceability.

(a) It is duly organized, validly existing and in good standing as a Bermuda company under the laws of Bermuda and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) It has the corporate power to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and to consummate the Transaction contemplated hereby. No other corporate proceedings on the part of the Buyer are necessary therefor.

(c) It has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.2. No Violation; Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Transaction contemplated hereby does not and will not contravene or violate any Applicable Law and will not (x) conflict with any of the terms, conditions or provisions of the organizational documents of the Buyer, (y) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement or other agreement or instrument to which the Buyer is a party or by which either it or its properties or assets is subject or (z) result in the creation or imposition of any Lien upon any of the properties or assets of the Buyer.

(b) No consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by the Buyer for the execution, delivery and performance of this Agreement, or the consummation of any of the Transaction contemplated hereby.

ARTICLE V

COVENANTS OF THE SELLER

Section 5.1. Agreement to Take Necessary and Desirable Actions. The Seller shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary, desirable or reasonably requested by the Buyer in order to consummate or implement as expeditiously as practicable the Transaction contemplated hereby.

Section 5.2. Other Consents and Approvals. The Seller shall (a) use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of Buyer, all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement or the Transaction contemplated hereby, and (b) assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Authority in connection with such Transaction and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such Transaction (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Seller that counsel to the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

Section 5.3. Compliance with Conditions; Commercially Reasonable Efforts. The Seller shall use commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with. Upon the terms and subject to the conditions of this Agreement, the Seller shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transaction contemplated hereby.

ARTICLE VI

COVENANTS OF THE BUYER

Section 6.1. Agreement to Take Necessary and Desirable Actions. The Buyer shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary, desirable or reasonably requested by the Seller in order to consummate or implement as expeditiously as practicable the Transaction contemplated hereby.

Section 6.2. Compliance with Conditions; Commercially Reasonable Efforts. The Buyer shall use commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with. Upon the terms and subject to the conditions of this Agreement, the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transaction contemplated hereby.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Conditions to Obligations of the Buyer and the Seller. The obligations of the Buyer to repurchase and pay for the Shares and of the Seller to sell the Shares are subject to the satisfaction at or prior to the Closing of the following conditions precedent: the representations and warranties of the Seller contained in Section 3 hereof and of the Buyer contained in Section 4 hereof shall be true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing. The obligations of the Buyer shall be irrevocable.

Section 7.2 Survival of Representations and Warranties. The representations, warranties, covenants, statements and agreements of the Seller and the Buyer contained in this Agreement will survive respective Closing for a period of two (2) years. No claim may be commenced under this Section 7.2 (or otherwise) following expiration of the applicable period of survival, and upon such expiration the indemnifying Party shall be released from all liability with respect to claims under each such section not theretofore made by the indemnifying Party.

Section 7.3 Release. Each of the Buyer and the Seller hereby expressly releases and discharges the other Party and its members, partners, officers, directors, employees, agents, affiliates, legal representatives, agents successors and assigns (collectively, the “Released Parties”) from any and all actions, causes of action, suits, claims, liabilities, charges, demands, damages and losses of any type whatsoever, including attorney’s fees, whether known or unknown, choate or inchoate, at law, in equity, by contract or otherwise, arising from the failure to disclose any or all of the confidential information in connection with the transfer of Shares, and each Party agrees to make no claim against the other Party of its Released Parties relating to any failure to disclose all or any part of the confidential information in connection with such sale. In any litigation arising from or related to an alleged breach of this release, this release may be pleaded as a defense, counterclaim or cross-claim, and shall be admissible into evidence without any foundation testimony whatsoever. Each Party expressly covenants and agrees that this release shall be binding in all respects upon their respective successors, assigns and transferees, and shall be inure to the benefit of the successors and assigns of the Released Parties.

Section 7.4. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a reputable air courier service with tracking capability, with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such Party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile, provided the sender receives evidence of complete transmission without error. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to the address as set forth hereunder by a reputable air courier service.

If to the Seller, as follows:

ThaiLin Semiconductor Corp.

Telecopy: +886-3-597-2042

Attention: Lafair Cho

If to the Buyer, as follows:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

Telecopy: +886-3-566-8981

Attention: Shou-Kang Chen

Section 7.5. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the laws of Taiwan, Republic of China, and each Party hereto submits to the non-exclusive jurisdiction of the Hsinchu District Court, Taiwan, Republic of China.

Section 7.6. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Parties or their Affiliates, whether oral or written, with respect to the subject matter hereof.

Section 7.7. Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon either Party unless executed in writing by the Parties hereto intending to be bound thereby.

Section 7.8. Waivers and Extensions. Either Party may waive any right, breach or default which such Party has the right to waive, provided that such waiver will not be effective against the waiving Party unless it is in writing, is signed by such Party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 7.9. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

Section 7.10. Exhibits and Schedules. Each of the annexes, exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

Section 7.11. Expenses; Brokers. Each Party shall pay its own costs and expenses in connection with the negotiation and execution of this Agreement and the Transaction contemplated hereby, including without limitation, fees and disbursements of counsel, financial advisors and accountants.

Section 7.12. Public Communication. Any public communication relating to the Transaction contemplated by this Agreement shall be made only if mutually agreed upon by the Seller and the Buyer, except to the extent that such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation; provided that any such required disclosure shall only be made, to the extent consistent with law, after consultation with the Buyer.

Section 7.13. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either the Seller or the Buyer without the prior written consent of the other Party hereto. Except as provided in the preceding sentence, any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other Party hereto shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns. This Agreement is not otherwise intended to confer any rights or benefits on any persons that are not a Party.

Section 7. 14. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 7.15. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. All documents and closing deliveries for the Transaction contemplated by this Agreement may be delivered by a Party at the Closings via facsimile; provided, that, the originally executed signature pages and original documents are delivered to the appropriate Parties within two (2) business days following the Closing.

Section 7.16. Further Assurances. One Party hereto, upon the request of the other Party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the Transaction contemplated by this Agreement, including, in the case of the Seller, such acts, instruments and documents as may be necessary or desirable to convey and transfer to the Buyer the Shares to be repurchased by it hereunder.

*    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ThaiLin Semiconductor Corp.

By:
Name:
Title:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:
Name:
Title: